EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen, Inc.,

800-353-1075, ext. 111

SuperGen announces private placement
of $34 million of stock and warrants

DUBLIN, Calif., March 5, 2004 — SuperGen Inc. (NASDAQ: SUPG) today announced that it has entered into definitive agreements with new and existing institutional investors relating to a private placement of $34,000,000 of securities through the sale of 4,857,143 shares of common stock at $7.00 per share. These agreements also involve the acquisition by the investor group of warrants to purchase an additional 728,571 shares of the Company’s stock at an exercise price of $10.00 per share. The Company will file a registration statement with the SEC for the resale of common stock within 30 days.

Rodman & Renshaw Inc. was the placement agent for this transaction.

“We are moving forward with our commercial efforts with Dacogen™, Orathecin™ and Nipent®,” said Dr. James Manuso, President and Chief Executive Officer of SuperGen. “These funds will allow us to execute our critical programs in each of these areas and maximize the value of each asset.”

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapeutic anticancer products. The Company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. This press release contains forward-looking statements, including statements regarding expectations regarding Nipent, the anticipated regulatory submission of an NDA for Orathecin for regulatory review and the expected conclusion of the Dacogen trial and NDA submission. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to conducting clinical trials and obtaining regulatory approval of products. For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the regulatory review of Orathecin data may take longer than currently anticipated due to its size and complexity and the data may not support an FDA filing. For other factors that may impact the Company’s performance, please see the risk factors detailed in our quarterly report on Form 10-K for the year ended December 31, 2003. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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